Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com

OPNEXT PRE-ANNOUNCES PRELIMINARY UNAUDITED FOURTH QUARTER REVENUES;
UPDATES STATUS OF OPERATIONS IN JAPAN

Fremont, CA. (April 8, 2011) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced that it expects revenues for its fourth fiscal quarter ended March 31, 2011 will be approximately $95.3 million, as compared to the original guidance for the quarter of $97.0 million to $102.0 million. Opnext reported revenues of $97.1 million for the third quarter ended December 31, 2010 and $76.8 million for the fourth quarter ended March 31, 2010. The shortfall in expected revenues from the Company’s earlier guidance is attributable to a ten-day interruption in the Company’s module manufacturing operations in Japan following the earthquake and tsunami on March 11, 2011.

Opnext’s module assembly facility in Totsuka, Japan suffered minor disruption as a result of the March 11 earthquake and, while shipments of subassemblies to contract manufacturers and shipments of finished goods to customers from inventory each resumed on March 18, 2011, production at this facility was not reinstated until March 21, 2011. The Company’s chip production facility in Totsuka suffered minor damage which has been repaired and the Company is in the process of recalibrating and verifying the proper operation of the equipment at this facility prior to restarting full production, which is expected to resume by the end of April 2011. Opnext’s industrial and commercial production facility located in Komoro, Japan was undamaged and production at this facility resumed shortly following the earthquake. The Komoro facility is also being used to process pre-existing wafers from the Totsuka chip production facility pending full restoration of the Totsuka facility.

Opnext also continues to work with its suppliers affected by the earthquake and tsunami and related subsequent events to address component availability and, in certain instances, the Company is exploring alternative sources of supply. In addition, Opnext continues to be impacted by the planned power outages in the Totsuka area and the Company is in the process of installing backup power capability to permit continuous operation.

Opnext cautions that its anticipated revenues for its fourth fiscal quarter ended March 31, 2011 are preliminary and remain subject to completion of the financial statements for such quarter; consequently, the preliminary revenues are subject to change.

Opnext plans to review its fourth fiscal quarter results in further detail and discuss its full fiscal year results and business outlook during its regular quarterly earnings conference call for investors in May 2011. The date and time of the conference call will be announced separately.

Forward-Looking Statements:

Statements made in this press release include forward-looking statements, including, but not limited to, statements concerning the Company’s preliminary fourth quarter revenues, the effects of recent events on Opnext’s facilities in Japan and the timing of the reinstatement of production at the Company’s Totsuka, Japan facilities as well as management’s expectations with respect to the Company’s initiatives. Forward-looking statements are made based upon management’s good faith expectations and belief concerning future developments and their potential effect upon the Company and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond management’s control. In particular, such risks and uncertainties include, but are not limited to, uncertainty surrounding the ongoing impact of the earthquake and tsunami in Japan, including the ongoing crisis at the Fukushima Daiichi nuclear power plant, and the level of demand from customers taking delivery of products in Japan. There can be no assurance that future developments will be in accordance with management’s expectations or that the effects of future developments on the Company will be those anticipated by management. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 14, 2010, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

About Opnext:

Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolios of 10Gbps and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi Ltd., Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.